                                                                     Exhibit 99

KV PHARMACEUTICAL COMPANY

                                             CONTACT:
                                             CATHERINE M. BIFFIGNANI
                                             VICE PRESIDENT, INVESTOR RELATIONS
                                             314-645-6600

                                               [KV logo]


FOR IMMEDIATE RELEASE


             KV PHARMACEUTICAL COMPANY REPORTS FISCAL 2008 RESULTS

                   13TH CONSECUTIVE YEAR OF RECORD REVENUES

            YEAR-OVER-YEAR NET REVENUES UP 35.7% TO $601.9 MILLION

                 114.2% INCREASE IN CASH FLOW FROM OPERATIONS

  THER-RX CORPORATION NET REVENUES UP 13.9% TO $214.9 MILLION, CROSSING $200
                          MILLION FOR THE FIRST TIME

  ETHEX CORPORATION NET REVENUES UP 56.1% TO $367.9 MILLION, A COMPANY RECORD

                  SHORT DELAY IN FILING FISCAL 2008 FORM 10-K

St. Louis, MO, June 16, 2008 - KV Pharmaceutical Company (NYSE: KVa/KVb), a fully integrated specialty pharmaceutical company that develops, manufactures, acquires and markets technology distinguished branded and generic/non-branded prescription pharmaceutical products, today reported results for the fourth quarter and fiscal year ended March 31, 2008, marking its 13th consecutive year of record revenues.

FOURTH QUARTER AND FISCAL 2008 FINANCIAL HIGHLIGHTS (UNAUDITED)
---------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
USD IN MILLIONS             THREE          THREE                   YEAR ENDED       YEAR ENDED
                            MONTHS         MONTHS                   MARCH 31,        MARCH 31,
                            ENDED          ENDED                      2008             2007
                          MARCH 31,      MARCH 31,
                             2008           2007       CHANGE                                       CHANGE
-------------------------------------------------------------------------------------------------------------
NET REVENUES                $153.0         $120.5      +27.0%        $601.9           $443.6        +35.7%
-------------------------------------------------------------------------------------------------------------
NET INCOME                    $9.3          $17.4      -46.6%         $88.4            $58.1        +52.1%
-------------------------------------------------------------------------------------------------------------
EARNINGS PER DILUTED         $0.18          $0.31      -41.9%         $1.57            $1.05        +49.5%
CLASS A SHARE
-------------------------------------------------------------------------------------------------------------
EARNINGS PER DILUTED         $0.26          $0.31      -16.1%         $1.77            $1.05        +68.6%
CLASS A SHARE BEFORE
IN-PROCESS RESEARCH
AND DEVELOPMENT
CHARGE (NON-GAAP
FINANCIAL MEASURE,
SEE THE ACCOMPANYING
TABLE AND NOTES)
-------------------------------------------------------------------------------------------------------------

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Marc S. Hermelin, Chairman of the Board and Chief Executive Officer stated,
"KV had a strong fiscal 2008 with each of the Company's principal business units reporting record revenues and improved gross margins. We continued to exhibit a robust generic and branded pipeline during fiscal 2008, evidenced by our 16 ANDA's filed, five generic product approvals from the FDA, the launch of Evamist(TM) and progress towards the pending approval for Gestiva(TM). Our branded business, Ther-Rx, continued to benefit from our leading women's health products. ETHEX's outstanding full year revenue growth of 56.1% was achieved through the approval, launch and contribution of two first-to-file strengths of Metoprolol Succinate Extended-Release Tablets.

"Overall, we believe KV is well positioned in both businesses for future growth and profitability. We remain positive about the Company's overall prospects from existing products as well as anticipated new product introductions."

UPDATE ON TIMING OF FISCAL FORM 10-K FILING
-------------------------------------------

As a result of unanticipated observations regarding an internal control deficiency, the Company now expects to file its Form 10-K and 10-Q's for fiscal 2008 before June 27, 2008. Late in the week of June 9th, the Company concluded that a previously noted deficiency in an internal control, related to the accounting for some customer rebate programs, was a material weakness. Accordingly, this has required additional work to complete the assessment of internal control over financial reporting to be included in the fiscal 2008 Form 10-K. The Company expects there will be no impact from this material weakness on the financial information reported herein.

FOURTH QUARTER REVIEW
---------------------

Revenues

Net revenues for the three months ended March 31, 2008 increased 27.0% to $153.0 million compared to $120.5 million for the fourth quarter of fiscal 2007. Revenue growth during the quarter was primarily attributed to:

     o Ther-Rx revenue growth of 13.7% to $57.1 million and ETHEX revenue growth of 38.3% to $90.6 million;
     o The continuing success across the product lines of the Company's prescription prenatal vitamin line, which contributed $18.7 million in net revenues;
     o Clindesse(R), the Company's bacterial vaginosis product, which contributed $13.0 million in net revenues; and
     o The hematinic product line which reported net revenues of $15.9 million.

Net Income

     o Net income for the quarter was $9.3 million or $0.18 per diluted Class A share.
     o Net income for the quarter included a write-off of $5.1 million (net of tax) of in-process research and development costs related to the previously reported acquisition of Gestiva(TM) (17-alpha hydroxyprogesterone caproate) that is pending

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          approval at the U.S. Food and Drug Administration (FDA) for use in
          the prevention of pre-term birth in certain categories of pregnant women.
     o Excluding this write-off, earnings (non-GAAP) for the fourth quarter would have been $14.4 million or $0.26 per diluted Class A share. (See the accompanying table and notes.)

ETHEX

ETHEX reported fourth quarter sales of $90.6 million, an increase of 38.3%, or $25.1 million over the fourth quarter of fiscal 2007. ETHEX revenue growth during the quarter was primarily due to:

     o The impact of the approval and launch of the 100 mg and 200 mg strengths of Metoprolol Succinate Extended-Release Tablets and the positive impact of $33.8 million in incremental sales of these two strengths.

Excluding Metoprolol, sales of other ETHEX products decreased approximately $9.7 million in the fourth quarter compared to the fourth quarter of the prior year due to the following:

     o A $4.9 million reduction in sales of certain cough/cold products containing extended-release guaifenesin that were removed from the market at the direction of the FDA in the third quarter of fiscal 2008;
     o A $1.7 million decrease in sales of other cough/cold products due to heavy buying in the third quarter of fiscal 2008, which increased customer inventories and resulted in lower sales of these products in the fourth quarter;
     o A $1.1 million decrease in sales due to price erosion associated with sales of cough/cold products; and
     o A $2.0 million reduction in sales related to price erosion on certain other products, net of volume increases.

For the first nine months of fiscal 2008, sales of the ETHEX cough/cold product line increased by $3.8 million, compared with the first nine months of fiscal 2007.

For the full year, ETHEX experienced a decrease in sales of its cough/cold products of $4.1 million. The Company has decided to discontinue the majority of these ETHEX cough/cold products due to the FDA hold initiated during March 2008 and our decision not to seek ANDA approvals for these products.

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Ther-Rx

Ther-Rx reported fourth quarter sales of $57.1 million, an increase of 13.7%, or $6.9 million over the fourth quarter of fiscal 2007. Ther-Rx revenue growth during the quarter was primarily due to:

     o An increase in sales of the prenatal product line of $5.4 million over the fourth quarter of fiscal 2007 to $18.7 million;
     o An increase in sales of the anti-infective product line of $1.5 million over the fourth quarter of fiscal 2007 to $17.2 million; and
     o A 12.3% increase in sales of Repliva 21/7(R) over the fourth quarter of fiscal 2007 to $5.4 million.


FISCAL 2008 YEAR-END REVIEW
---------------------------

Revenues

     o    KV reported its 13th consecutive fiscal year of record net revenues;
     o Net revenues for fiscal 2008 increased $158.3 million, or 35.7% to $601.9 million;
     o Revenue growth in fiscal 2008 was due primarily to a 56.1% sales growth reported by the specialty generics/non-branded products segment, as well as higher sales at Ther-Rx Corporation; and
     o The increase in specialty generic/non-branded net revenues resulted primarily from the launch in July 2007 of the 100 mg and 200 mg strengths of Metoprolol Succcinate Extended-Release Tablets, which generated net revenues of $119.1 million in fiscal 2008. The increase in sales was lower than management anticipated due to the delay in the approval of the 50 mg strength of Metoprolol Succinate Extended-Release Tablets, ultimately received in May 2008, which had been expected in the fourth quarter.

Gross Profit

     o The increase in sales resulted in an increase in gross profit of $119.0 million, or 40.1% to $415.3 million; and
     o While the rate of increase in gross profit exceeded the rate of increase in net revenues, gross profit was adversely impacted by a write-off of $5.5 million of inventories of discontinued cough/cold products as to which the Company does not plan to pursue approvals due to other pipeline priorities. The increase in gross profit was also offset by an increase of $76.8 million in operating expenses.

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Operating Expenses

The $76.8 million increase in operating expenses was primarily due to:

     o    Increase in research and development expense of $15.2 million;
     o    Increase in personnel costs of $13.9 million;
     o    Increase in branded marketing and promotion expense of $8.3 million;
     o    Increase in amortization of intangible assets of $6.7 million;
     o Redistribution fees paid to major wholesalers and chains of $4.5 million;
     o Increase in expenses in the Ther-Rx branded products segment of $2.3 million; and
     o    Increase in litigation costs of $4.0 million.

Operating expenses for fiscal 2008 also included purchased in-process research and development expenses of $17.5 million recorded in connection with product acquisitions, $7.5 million of which was recorded in the fourth quarter.

Net Income

     o Net income for fiscal 2008 increased $30.3 million, or 52.1% to $88.4 million; and
     o Fiscal 2008 net income, excluding in-process research and development expense (non-GAAP) for the year would have been $100.1 million or $1.77 per diluted Class A share (see the table presented below and accompanying notes).

Research and Development

     o The Company's strong revenue and profit performance supported previously announced investments in research and development to grow its new product pipeline;
     o Research and development expenses increased 48.2% to $46.6 million for fiscal 2008, compared to $31.5 million for fiscal 2007;
     o The Company will continue to focus its research and development activities on its current internal pipeline of products for both its Ther-Rx and ETHEX businesses.
     o The Company expects to file 16 ANDA's with the FDA during fiscal 2009 for products representing current branded sales of approximately $9.1 billion; and
     o The Company expects research and development expenditures for fiscal 2009 to increase between 40% and 45% over research and development expenditures for fiscal 2008 as a result of increased clinical trials for new products moving through the development process.

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Selling, General and Administrative Expenses

     o Selling, general and administrative expenses for fiscal 2008 increased 21.8% to $209.3 million, compared to $171.9 million for fiscal 2007;
     o This increase was due in part to the expansion of the branded sales force and increased promotional expenses to support the Company's existing brands and to support the introduction of our new branded product, Evamist(TM), launched during fiscal 2008; and
     o The Company expects selling, general and administrative costs for fiscal 2009 to increase by approximately 15% to 17% over selling, general and administrative expenses for fiscal 2008 to support product expansion and anticipated new product introductions, increased head count, legal, facilities expense and marketing expenses.

Capital Expenditures

     o The Company reported capital expenditures for fiscal 2008 of $23.7 million, compared to $25.1 million for fiscal 2007, a decrease of 5.6%; and
     o The Company expects fiscal 2009 capital expenditures to increase by approximately 30% from the prior year as we continue to execute additional long-term plans for the expansion of facilities and research and manufacturing capabilities to support long-term growth.

Inventory and Related Charges

Net income for both the fiscal fourth quarter and full fiscal year 2008 included a write-down of $5.5 million related to inventories of certain cough/cold products previously marketed by ETHEX and subject to the hold initiated by the FDA in March 2008 for which the Company is not pursuing or planning to pursue regulatory approvals due to other higher priority pipeline opportunities. These products generated approximately $37.6 million in fiscal 2008 sales. In addition, the results include an accrual of $0.9 million for both the fourth quarter and full year related to the Company's estimated costs for a recall of certain lots of morphine sulfate 30 mg and 60 mg extended-release tablets.

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THER-RX CORPORATION - OUTSTANDING PERFORMANCE HIGHLIGHTED BY WOMEN'S HEALTH
---------------------------------------------------------------------------
FRANCHISE
---------

Revenues

     o Ther-Rx Corporation's net revenues increased $26.2 million, or 13.9%, to $214.9 million in fiscal 2008; and
     o Ther-Rx revenues contributed 35.7% of KV's consolidated revenues with average gross margins of 89.7%.

Anti-Infective Products

     o Net sales of the Company's anti-infective product line increased 14.3%, or $8.1 million, to $64.5 million in fiscal 2008 due to the continuing success of Clindesse(R) and Gynazole-1(R); and
     o Clindesse(R) has gained 28.0% of the intra-vaginal bacterial vaginosis market since its launch in January 2005 and contributed $40.5 million in net sales during fiscal 2008.

PreCare(R) Products

     o For the sixth consecutive year, the PreCare(R) family of products continued to be the number one branded line of prescription prenatal nutritional supplements in the United States with a 43.4% share of the branded prescription prenatal market according to IMS;
     o The PreCare(R) family of products reported net revenues for fiscal 2008 of $82.5 million, a 13.7% increase over the $72.5 million in net sales reported for fiscal 2007;
     o Included in the PreCare(R) family of products are the leading prescription prenatals containing essential fatty acids (EFA's), PrimaCare(R) and PrimaCare ONE(R). PrimaCare ONE(R) is currently the most widely prescribed prescription prenatal in the U.S; and
     o PrimaCare(R) and PrimaCare ONE(R) combined ended fiscal 2008 with an approximate 47.9% share of the prescription prenatal marketplace for products containing essential fatty acids (EFA's) according to IMS.

Oral Iron Supplement Products

     o Sales of Ther-Rx's line of oral iron supplement products grew 11.6% in fiscal 2008, an increase of $5.6 million, to $53.8 million, compared to $48.2 million for fiscal 2007; and
     o In addition to volume growth and price increases to existing products, also contributing to this increase was the strong performance of the Company's internally developed oral iron supplement, Repliva 21/7(R), which reported year-over-year net sales growth of 55.3%.

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Evamist(TM)

     o In March 2008, Ther-Rx Corporation launched Evamist(TM), a patented estradiol transdermal spray that offers a novel approach to the treatment of moderate-to-severe vasomotor symptoms due to menopause; and
     o The product targets an annual $1.4 billion estrogen replacement market (source: IMS NSP Audit, January 2007-December 2007) where physicians and patients are seeking an effective, low-dose estrogen product.

Since its launch, Evamist(TM), marketed by Ther-Rx's approximately 330 professional sales representatives, has continued to show increasing prescription trends, on track with Company expectations and comparing favorably to prior analogous product launches. Total prescriptions are trending to more than 2,000 per month based on recent weekly data. In addition, the product is receiving positive feedback from physicians and patients alike. The Company believes that Evamist(TM) will be a positive contributor to Ther-Rx net revenues during fiscal 2009.

Gestiva(TM)

     o During the fourth quarter of fiscal 2008, the Company entered into a definitive purchase agreement to acquire Gestiva(TM) for $82.0 million in cash; and
     o The Company paid $7.5 million for the product rights in fiscal 2008 with the remainder payable upon the attainment of future milestones.

This agreement gives KV full U.S. and worldwide marketing rights to Gestiva(TM) (17-alpha hydroxyprogestrone caproate) upon approval of the pending New Drug Application (NDA). The NDA for Gestiva(TM) is currently before the FDA, pending approval for use in the prevention of preterm birth in women with a history of at least one spontaneous preterm delivery (i.e., less than 37 weeks), who are pregnant with a singleton pregnancy. The FDA issued an "approvable" letter for Gestiva(TM) in October 2006, and the Company expects a final approval in late 2008. The FDA has granted an Orphan Drug designation for Gestiva(TM), which will provide seven years of marketing exclusivity upon approval and launch.

The Company believes that Gestiva(TM) marks an exciting and important extension to Ther-Rx's growing women's health franchise and expects the product to be accretive to KV's earnings in the first 12 months following its launch.

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ETHEX CORPORATION - ANDA APPROVALS RESULT IN RECORD FISCAL YEAR PERFORMANCE
---------------------------------------------------------------------------

Revenues

     o KV's specialty generic/non-branded unit, ETHEX Corporation, reported fiscal 2008 net revenues of $367.9 million, an increase of $132.3 million, or 56.1%, compared to fiscal 2007 net revenues of $235.6 million; and
     o Results for fiscal 2008 were achieved primarily through the approval and launch of the Company's two first-to-file strengths (100 mg and 200 mg) of Metoprolol Succinate Extended-Release Tablets, as well as growth in existing product lines.
     o Excluding all Metoprolol sales, ETHEX fiscal 2008 revenues exceeded revenues generated in fiscal 2007 by 5.2%.
     o    ETHEX revenues contributed 61.1% of KV's consolidated revenues.

Gross Profit Margins

     o ETHEX's operating performance remained strong as measured by gross profit margins of 63.1%, an increase of 7.5% over gross profit margins of 58.7% for fiscal 2007; and
     o The Company believes ETHEX's gross margins remain significantly higher than average gross margins of other companies in the generic drug industry.

Product Launches

During fiscal 2008, ETHEX Corporation received FDA approval and launched five new ANDA products including:

     o Ondansetron Orally Disintegrating Tablets 4 mg and 8 mg (Zofran ODT(R) marketed by GlaxoSmithKline) indicated for the prevention of postoperative nausea and vomiting, as well as nausea and vomiting associated with emetogenic chemotherapy and radiotherapy;

     o Morphine Sulfate Extended Release Tablets 100 mg and 200 mg (MS Contin(R) marketed by Purdue Pharma L.P.), which allows ETHEX to offer a full line of all strengths of this product and since the launch of these final two strengths in October 2007, ETHEX has captured 27.8% of the total generic market; and

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     o    Metoprolol Succinate Extended-Release Tablets 25 mg (Toprol XL(R)
          marketed by AstraZeneca) which since its launch in the final weeks of fiscal 2008 contributed $0.9 million in incremental net sales. Subsequent to fiscal 2008 year-end, the Company received its ANDA approval on the final strength (50 mg) of Metoprolol Succinate Extended-Release Tablets. While this last approval came later than the Company had expected and delayed contribution of this final strength to net sales until fiscal 2009, the approval of the two additional strengths (25 mg and 50 mg) in addition to the Company's originally first-to-file marketed strengths (100 mg and 200 mg) now enables the Company to market all four strengths of this important product. Through the end of fiscal 2008, net sales contribution from the three marketed strengths of this product was $120.0 million. The Company expects to see increased revenue contribution from these products throughout fiscal 2009 with the benefit of marketing all four strengths.

Despite the near-term impact of the removal of a substantial portion of KV's cough/cold products from the ETHEX product line-up and the recent FDA approval of a competitive product entry into the generic Micro-K(R) marketplace, a substantial product currently marketed by ETHEX, the Company believes ETHEX will continue to post revenue growth during fiscal 2009. Factors which could contribute to fiscal 2009 performance include:

     o Continued revenue contribution from all four strengths of Metoprolol Succinate Extended Release Tablets;
     o    Seven ANDA approvals expected during fiscal 2009; and
     o An active product development pipeline of more than 50 generic and branded products, which includes both internal development projects, as well as co-development products.

GENERIC AND BRANDED PRODUCT PIPELINE
------------------------------------

     o In fiscal 2008, the Company filed 16 ANDA's and when combined with ANDA's previously filed, represent current branded sales opportunities of $4.2 billion;
     o The Company received five generic product approvals from the FDA during fiscal 2008;
     o Throughout fiscal 2009, the Company anticipates filing approximately 16 generic ANDA filings representing $9.1 billion in current branded sales opportunities.
     o    We anticipate approval of seven ANDA's by the FDA during fiscal
          2009; and
     o These approvals are expected to beneficially impact the overall performance of the Company's generic/non-branded marketing business, in addition to the continued contribution of all four strengths of Metoprolol Succinate Extended-Release Tablets, for which the Company believes there will continue to be limited competition during fiscal 2009.

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FINANCIAL CONDITION
-------------------

We believe the financial condition of the Company is solid:

     o The Company held cash and marketable securities of $126.9 million at fiscal year-end;
     o The Company generated $122.4 million of cash flow from operating activities during fiscal 2008, an increase of 114.2% compared with $57.1 million during fiscal 2007; and
     o The Company is actively evaluating and pursuing acquisitions and other commercial opportunities that are consistent with its strategic goals.

Additional highlights are as follows:

     o    Debt-to-Equity ratio of .59-to-1 as of March 31, 2008;
     o    Unsecured line of credit of $290.0 million;
     o    Working capital of $88.8 million as of March 31, 2008; and
     o    Return on beginning equity of 24.2%;


ACQUISITION AND LICENSING UPDATES
---------------------------------

Fiscal 2008 was an outstanding year for the Company's commercial development and licensing activities. For fiscal 2008, the Company:

     o Executed a purchase agreement that gives KV full U.S. and worldwide rights to Gestiva(TM) (17-alpha hydroxyprogesterone caproate) upon approval of the pending Gestiva(TM) New Drug Application. The Company anticipates a final approval during fiscal 2009 and expects Gestiva(TM) to be accretive to KV's earnings in the first 12 months following its launch;
     o    Executed an agreement with Beijing Med-Pharm Corporation (Nasdaq:
          BJGP) for exclusive marketing and distribution rights to KV's proprietary one-dose vaginal cream prescription treatment for bacterial vaginosis (BV), Clindesse(R) (clindamycin phosphate vaginal cream 2%) in the People's Republic of China. Clindesse(R), which features KV's proprietary SITE RELEASE(R) technology, is expected to be the only one-time treatment for bacterial vaginosis that will be available in China following registration of Clindesse(R) with the Chinese State Food and Drug Administration
          (SFDA); and
     o Acquired all the technologies, assets and related intellectual property of Particle and Coating Technologies Inc. (PCT), a privately held St. Louis-based company whose technologies include novel particle coatings, controlled release, buccal release, fast dissolving tablets, taste masking, inhalable particle delivery and PLGA (or polylactic-co-glycolic acid) based depot type deliveries. This acquisition is expected to augment development of KV's advanced drug delivery product pipeline for both branded and generic products.

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AUCTION RATE SECURITIES
-----------------------

At March 31, 2008, we had invested $83.9 million in principal amount of auction rate securities ("ARS"). Our investments in ARS represent interests in collateralized debt obligations supported by pools of student loans, the principal of which is guaranteed by the U.S. Government.

With the liquidity issues experienced in global credit and capital markets, the ARS held by us at March 31, 2008 experienced failed auctions beginning in February 2008 as the amount of securities submitted for sale exceeded the amount of purchase orders. Given the failed auctions, our ARS are illiquid until there is a successful auction. We cannot predict how long the current imbalance in the auction rate market will continue. The estimated fair value of our ARS holdings at March 31, 2008 was $81.5 million, which reflected a $2.4 million difference from the principal value of $83.9 million. Although the ARS continue to pay interest according to their stated terms, we have recorded the unrealized loss of $1.6 million (net of tax) as a reduction to shareholders' equity in accumulated other comprehensive loss, reflecting adjustments to the ARS holdings that we have concluded represent a temporary decline in value.

We historically have classified ARS as short-term marketable securities in our consolidated balance sheet. Because our ARS are illiquid until a successful auction for them occurs, we have reclassified the $81.5 million of ARS from short-term marketable securities to non-current investment securities as of March 31, 2008. We believe that as of March 31, 2008, based on our current cash, cash equivalents and marketable securities balances of $126.9 million and our current borrowing capacity under our credit facility of $290.0 million, the current lack of liquidity in the auction rate market will not have a material impact on our ability to fund our operations or interfere with our external growth plans.

FISCAL 2009 POTENTIAL GROWTH FACTORS
------------------------------------

The Company expects that the operating and product pipeline momentum experienced in fiscal 2008 will continue during fiscal 2009.

Marc S. Hermelin, Chairman of the Board and Chief Executive Officer, stated:
"We believe fiscal 2009 will be another dynamic year for KV. Our revenue growth should be achieved through the continued benefits of all four strengths of our Metoprolol product line as well as the expected launch of between eight to ten new products from ETHEX and Ther-Rx combined. We also expect to benefit from our diversified ANDA submission pipeline at ETHEX of 16 new filings, as well as seven ANDA approvals for ETHEX. The approval and launch of Gestiva(TM) is also expected during fiscal 2009 which will further broaden Ther-Rx's growing women's health franchise."

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UPDATE CONCERNING SETTLEMENT OF DERIVATIVE LITIGATION
-----------------------------------------------------

The Company has previously disclosed that it has reached an agreement in principle to resolve the pending derivative litigation pending in U.S. District Court for the Eastern District of Missouri. On June 3, 2008, Judge Henry E. Autry issued an order granting preliminary approval to the settlement as fair and reasonable subject to a final fairness determination after notice of the settlement is provided to KV shareholders who may then object if they wish to do so. Stockholders may file objections to the settlement no later than July 25, 2008. The court will conduct a fairness hearing on August 26, 2008 and then will make a final decision whether to approve or not approve the settlement as fair and reasonable.

Notice of the settlement, explaining its terms and conditions is being mailed to all stockholders of record as of May 23, 2008. Any stockholder requesting a copy of this Notice may contact KV Investor Relations, at 2503 South Hanley Road, St. Louis, Missouri 63144, or call 314/645-6600, ext. 2222 or via KV's website, www.kvpharmaceutical.com.

ABOUT KV PHARMACEUTICAL COMPANY
-------------------------------

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.
                               ------------------------

NON-GAAP DISCLOSURE
-------------------

A reconciliation of GAAP (Generally Accepted Accounting Principles) earnings per diluted Class A share to adjusted non-GAAP earnings per diluted Class A share is presented below. We believe this information is useful for understanding the changes in results between prior and current year periods, because the write-off included in the reconciliation is a charge resulting from the Company's investment in acquiring new products and does not directly relate to the Company's underlying operations on an on-going basis. Earnings and earnings per diluted share for the three months and year ended March 31, 2008, shown in the accompanying reconciliations are presented on a non-GAAP basis. These reconciliations may not be comparable to other companies or more useful than a GAAP presentation.

                   RECONCILIATION OF GAAP BASED EARNINGS AND
      EARNINGS PER CLASS A COMMON SHARE TO ADJUSTED NON-GAAP EARNINGS AND
                       EARNINGS PER CLASS A COMMON SHARE
                   FOR THE THREE MONTHS ENDED MARCH 31, 2008
                                  (UNAUDITED)
                            (Dollars in Thousands)

                                                                       Income Effect
                                                                       -------------
                                                                 Per Share          Amount
                                                                 ---------          ------

Income as reported (GAAP)                                          $0.18            $9,319

After-tax effect of write-off of acquired in-process
research and development                                           $0.08            $5,127
                                                                   -----            ------

Earnings and earnings per Class A Common share
assuming dilution, excluding effect of acquired
in-process research and development write-off                      $0.26           $14,446
                                                                   =====           =======

Note: The Company believes this information is useful for understanding the changes in results between prior and current year periods because the above noted write-off is a charge resulting from the Company's investment in acquiring a new product and does not directly relate to the Company's underlying operations on an on-going basis. The above reconciliation may not be comparable to other companies or more useful than a GAAP presentation.


                   RECONCILIATION OF GAAP BASED EARNINGS AND
        EARNINGS PER CLASS A COMMON SHARE TO ADJUSTED NON-GAAP EARNINGS
                    AND EARNINGS PER CLASS A COMMON SHARE
                       FOR THE YEAR ENDED MARCH 31, 2008
                                  (UNAUDITED)
                            (Dollars in Thousands)

                                                                       Income Effect
                                                                       -------------
                                                                 Per Share         Amount
                                                                 ---------         ------

Income as reported (GAAP)                                          $1.57           $88,354

After-tax  effect of write-off of acquired in-process
research and development                                           $0.20           $11,734
                                                                   -----           -------

Earnings and earnings per Class A Common share
assuming dilution, excluding effect of acquired
in-process research and development write-off                      $1.77          $100,088
                                                                   =====          ========

Note: The Company believes this information is useful for understanding the changes in results between prior and current year periods because the above noted write-off is a charge resulting from the Company's investment in acquiring new products and does not directly relate to the Company's underlying operations on an on-going basis. The above reconciliation may not be comparable to other companies or more useful than a GAAP presentation.

SAFE HARBOR

The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipates", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's anticipated SEC filings, strategy or expectations for growth or growth trends, product development, product launches, regulatory filings or approvals, prescription trends, market position, market share increases, acquisitions, existence and duration of regulatory exclusivities, expected duration of ARS illiquidity, revenues, expenditures, contributions, profitability and other financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, competitive, political and technology factors, which among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing, including as a result of so-called authorized-generic drugs; (5) new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials and/or products manufactured for the Company under contract manufacturing arrangements with third parties;
(8) the regulatory environment, including regulatory agency and judicial actions and changes in applicable law or regulations; (9) fluctuations in revenues; (10) the difficulty of predicting international regulatory approval, including timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in litigation, including challenges to our patents; (14) actions by the Securities and Exchange Commission and the Internal Revenue Service with respect to the Company's stock option grants and accounting practices; (15) actions by the NYSE Regulation, Inc. with respect to the continued listing of the Company's stock on the New York Stock Exchange; (16) risks that the Company may not ultimately prevail in litigation, including challenges to our intellectual property rights by actual or potential competitors or to our ability to market generic products due to brand company patents; (17) completion of the Company's quarterly reports on Form 10-Q for the first, second and third quarters of fiscal 2008 and annual report on Form 10-K for the full fiscal year ended March 31, 2008; (18) the possibility that KV's current estimate of the financial effect of the recall described above could prove to be incorrect; (19) whether any of the product recalls result in litigation, agency action or material damages; and (20) the risks detailed from time-to-time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this release.